Exhibit 5.1

August 31, 2023

Greenwave Technology Solutions, Inc.

4016 Raintree Rd., Suite 300

Chesapeake, VA 23321

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Greenwave Technology Solutions, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering for resale of up to: (i) an aggregate of 114,795,915 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable upon the conversion of a new series of senior secured convertible notes of the Company in the aggregate original principal amount of $18,000,000 (the “Senior Notes”); (ii) an aggregate of 4,420,460 shares of our common stock issuable upon exercise of certain outstanding warrants issued in connection with the Senior Notes (the “SN Warrants”); and (iii) an aggregate of 5,022,332 shares of our common stock issuable upon exercise of certain outstanding warrants issued in a private placement conducted on August 21, 2023 concurrently with a registered direct offering (the “RD Warrants” and together with the SN Warrants, the “Warrants”), for the account of the selling stockholders identified in the Registration Statement (the “Selling Stockholders”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In our capacity as corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement (including the prospectus contained therein);

2.	the Certificate of Incorporation of the Company;

3.	the Bylaws of the Company;

4.	the Purchase Agreement, dated July 31, 2023, by and among the Company and certain Selling Stockholders and the related Registration Rights Agreement related to the Senior Notes and the SN Warrants;

5.	the form of Senior Note;

6.	the form of SN Warrant;

7.	a certain Written Consent of the Board of Directors of the Company, dated July 31, 2023 authorizing the transactions related to the Purchase Agreement, the Senior Notes, and the SN Warrants;

8.	the Securities Purchase Agreement, dated August 21, 2023, by and among the Company and certain Selling Stockholders and the related Registration Rights Agreement related to the RD Warrants;

9.	The form of RD Warrant; and

10.	a certain Written Consent of the Board of Directors of the Company, dated August 24, 2023 authorizing the transactions related to the Securities Purchase Agreement and the RD Warrants.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, and the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s full compliance with, any representations and warranties contained therein. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Greenwave Technology Solutions, Inc.

August 31, 2023

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The shares of Common Stock issuable upon conversion of the Senior Notes have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor upon conversion of the Senior Notes, will be validly issued, fully paid and non-assessable.

2.	The shares of Common Stock issuable upon the exercise of the SN Warrants have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor upon exercise of the SN Warrants in accordance with the terms of the SN Warrants, will be validly issued, fully paid and non-assessable.

3.	The shares of Common Stock issuable upon the exercise of the RD Warrants have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued and delivered against payment therefor upon exercise of the RD Warrants in accordance with the terms of the RD Warrants, will be validly issued, fully paid and non-assessable.

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law and the reported judicial decisions interpreting those laws, and federal laws of the United States of America to the extent referred to specifically herein. We are generally familiar with the Delaware General Corporation Law as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts. We express no opinion regarding the Securities Act, or any other federal or state laws or regulations.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Very truly yours,

/s/ PRYOR CASHMAN LLP